Exhibit 99.2 [Greater Community Bancorp]

September 9, 2002

Board of Directors
1st Constitution Bancorp
2650 Route 130
Cranbury, New Jersey 08512

Attention:  Robert F. Mangano, President & CEO

Ladies & Gentlemen:

On behalf of Greater Community Bancorp (“Greater”), I am pleased to have the opportunity to express a strong interest in a strategic combination with 1st Constitution Bancorp (“1st”). The following offer is subject to the completion of satisfactory due diligence and negotiation and execution of a definitive merger agreement.

Price and Form of Consideration

We are prepared to offer $50,639,736 in cash and Greater’s common stock for 1st’s outstanding common shares. Based upon the latest information available to us, this would represent $34.00 per outstanding common share. The stock portion of our offer will not be taxable as long as it stays above 51%. The handling of outstanding stock options is open to discussion and negotiation.

Structure

We would offer to 1st shareholders a combination of 35% in cash and 65% in stock for each share of 1st’s share of common stock. We are willing to negotiate caps/floors or collars to protect both sides from a significant change in value.

Corporate Structure

Subject to discussion and negotiation.

Proposed Time Schedule

We are prepared to proceed immediately to due diligence and signing a definitive merger agreement. The approximate time frame for due diligence is 3 to 4 days maximum.

Personnel

We intend to retain as many employees as possible where there is not a duplication of efforts. In addition, we do not intend to close any branch offices. In the case where there are employees that will be asked to leave, we intend to honor your current termination plan subject to our review.

Other Issues

1st will continue to operate with little if any involvement by Greater’s employees during a transition period. There will be the normal acquisition teams organized to make the transition as seamless as possible. Greater does not know of any reason why this proposed transaction would fail to obtain regulatory approval, including anti-trust issues.

We look forward to working with you as we move forward with the proposed transaction and would request that we meet to discuss how this combination benefits both of our shareholders.

Very truly yours, George E. Irwin President & CEO